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                                                              EXHIBIT 5

                             June 13, 1995

To the Board of Directors of
Monsanto Company

Re: Registration Statement of Monsanto Company
    (the "Company") on Form S-3

  I have supervised the corporate proceedings relative to the issuance of up to $300,000,000 aggregate principal amount of Debt Securities covered by the referenced Registration Statement. I am also familiar with the corporate proceedings relative to the incorporation and present corporate status of the Company.

  Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Debt Securities, when sold, will be legally issued, fully paid and non-assessable and binding obligations of the Company.

  I hereby consent to the use of this opinion as an Exhibit to the Registration Statement relating to the Debt Securities; to the use of my name under the heading "Legal Opinions" in the related Prospectus; and to the references to Company counsel in the "Commitments and Contingencies" note to the Notes to Financial Statements in the Company's 1994 Annual Report to shareowners; in Note 6 to the Notes to Financial Statements in the Company's Form 10-Q for the quarter ended March 31, 1995; and in the "Commitments and Contingencies" note to the Notes to Combined Financial Statements of the Kelco Division of Merck & Co., Inc., appearing in the Company's Form 8-K dated February 17, 1995 as amended by its Form 8-K/A filed on March 28, 1995; all of which are incorporated by reference in the Prospectus. In giving this consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                 RICHARD W. DUESENBERG
                                 RICHARD W. DUESENBERG
                                 General Counsel
                                 Monsanto Company

Saint Louis, Missouri
June 13, 1995